Exhibit 99.1

December 17, 2004

Chesapeake Corporation Announces Officer Elections and Executive Organizational Changes

Gilchrist to retire at end of 2005; Kohut elected President; Rylance elected EVP-European Packaging; Mostrom elected CFO

Richmond, VA. Chesapeake Corporation (NYSE:CSK) today announced several new officer elections and a new executive organizational structure.

Chesapeake's Board of Directors has elected Andrew J. Kohut President of the corporation as of January 3, 2005. Kohut has served as Executive Vice President & Chief Financial Officer since 2001. He has been with the corporation since 1979, serving in a variety of financial, strategic and operational roles. In his new position Kohut will report to Thomas H. Johnson, chairman & chief executive officer.

Keith Gilchrist, Executive Vice President and Chief Operating Officer, has announced his plans to retire as an employee at the end of 2005. Gilchrist joined Chesapeake in 1999 with the acquisition of Field Group plc and has served as Executive Vice President and Chief Operating Officer of Chesapeake since 2001. Gilchrist has been Chief Executive of Field Group plc since 1986.

Neil Rylance has been elected Executive Vice President - European Packaging as of January 3, 2005. After a transition period with Gilchrist until July 1, 2005, Rylance will then assume operational responsibility for the European packaging operations, the company's largest business. Rylance currently serves as a Senior Vice President of Chesapeake with responsibility for the pharmaceutical and healthcare paperboard packaging sector. He is a 10-year veteran of the European packaging operations, having also served as managing director and head of the International and Branded Products paperboard packaging sector. Rylance will report to Gilchrist until July 1, 2005 and will then report to Kohut.

Additionally, Joel K. Mostrom has been elected Senior Vice President & Chief Financial Officer as of January 3, 2005. Mostrom has served as Vice President & Treasurer, with additional responsibilities related to investor relations, since 2001. He joined the company as head of its former land development business in 1992. In his new position, Mostrom will report to Johnson.

Chairman & Chief Executive Officer Thomas H. Johnson commented, "2005 will be an important management transition year as we prepare for the upcoming retirement of our Chief Operating Officer, Keith Gilchrist, and realign executives' duties and responsibilities across the corporation. We are fortunate to have a very strong team of seasoned professionals and thus I am very pleased that our years of thorough succession planning have enabled the company to elect these officers from within our ranks. To guide our activities going forward I am forming a Management Executive Committee consisting of Andy Kohut, the newly elected President; Keith Gilchrist, Executive Vice President and Chief Operating Officer; Neil Rylance, the newly elected Executive Vice President -European Packaging; J.P. Causey, Executive Vice President, Secretary & General Counsel, who will also be assuming overall human resources management responsibility for the corporation; and Joel Mostrom, the newly elected Senior Vice President & Chief Financial Officer. The Management Executive Committee, under my chairmanship, will ensure the ongoing implementation of our strategic plans, our operational programs and our key marketing initiatives during our management transition in 2005."

Johnson continued, "I am especially pleased to announce Andy Kohut's election as President. During his 25 years of service with Chesapeake, most recently as our Chief Financial Officer, Andy has demonstrated the leadership, business judgment and integrity required to effectively manage the multinational company which Chesapeake is today. With Keith Gilchrist's retirement at the end of 2005, we will be losing an executive with 25 years of packaging industry experience who has made tremendous contributions to Chesapeake. Keith has led our pan-European growth strategy and done an excellent job at integrating the numerous acquisitions we have made across Europe in the last five years. Keith has developed the European management team well with a strong cadre of experienced managers, enabling a smooth transition upon his retirement. Keith will continue to report to me until his retirement at the end of 2005. In Neil Rylance, our new Executive Vice President - European Packaging, we have the ideal individual to manage our European packaging operations and build on Keith Gilchrist's successes in those businesses. Neil brings the right professional experience and business acumen to continue our market leadership in Europe. He will assume full European Packaging responsibilities July 1, 2005, following the first half-year transition period with Keith. Joel Mostrom, our new CFO, has an impressive track record in finance, accounting and investor relations. Most recently Joel played an invaluable role in the major strengthening of our balance sheet and improving cash management over the last several years."

  In additional organizational elections, all as of January 3, 2005:

• Richard A. Scully has been elected Vice President - European Finance Director, with financial reporting, commercial analysis and administrative oversight responsibilities for the European packaging businesses. Scully has been with Field Group for 18 years, most recently serving as Finance Director for Chesapeake's European Packaging operations since 1999. In his new role he will report to Mostrom as to his financial responsibilities and to Rylance as to his commercial analysis and administrative responsibilities.

• Candace C. Formacek has been elected treasurer and will report to Mostrom. Formacek joined Chesapeake in 2000 and has served as Director - Finance since 2002. She had a major role in the 2004 financial transactions which improved the corporation's balance sheet.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.